Exhibit 6.7

BLOCKSTACK PBC

RESTRICTED TOKEN UNIT AGREEMENT

I.                                        NOTICE OF GRANT OF RESTRICTED TOKEN UNITS

Name of Participant:

The Participant named above has been granted an Award of Restricted Token Units (“Restricted Token Units” or “RTUs”), subject to the terms and conditions of this Agreement, as follows:

Date of Grant:

Number of Restricted Token Units:

Vesting Commencement Date:

Liquidity Event Deadline:

Vesting Schedule:

Participant will receive Tokens with respect to an RTU only if it vests. Two separate vesting requirements must be satisfied on or before the Liquidity Event Deadline above in order for an RTU to vest: the Service-Based Requirement and the Liquidity Event Requirement, as provided below. An RTU will actually vest (and become a “Vested RTU”) on the first date upon which both the Service-Based Requirement and the Liquidity Event Requirement are satisfied (the “Vesting Date”). All RTUs that do not become Vested RTUs on or before the applicable Expiration Date (defined below) will be immediately forfeited to the Company on the Expiration Date at no cost to the Company.

Service-Based Requirement: Participant’s RTUs will satisfy the Service-Based Requirement (which we refer to as being “service-vested”) in installments as follows: 25% of the total number of RTUs will become service-vested on the 12-month anniversary of the Vesting Commencement Date, and one-sixteenth (1/16th) of the total number of RTUs will become service-vested on each Company Vest Date thereafter, subject to Participant’s remaining a Service Provider as of each such date. Once Participant ceases to be a Service Provider, no additional RTUs will service-vest.  For purposes hereof, “Company Vest Dates” are March 31, June 30, September 30 and December 31 of each calendar year (provided that if any of the Company Vest Dates falls on a weekend or Company holiday, that Company Vest Date will instead be the immediately following business day thereafter).

Liquidity Event Requirement:  The Liquidity Event Requirement will be satisfied as to any then-outstanding RTUs on the first to occur of the following events (each, a “Liquidity Event”): (1) the date on which the Company has met its goal of creating liquidity for the Tokens by successfully listing the Tokens for trading on a national securities exchange or alternative trading system on which they are freely tradeable under both federal and state securities laws in the United States, or (2) the date, if any, on which the continued growth and development of the Blockstack network has resulted in a determination by the Board that the Tokens are no longer a “security” for purposes of the federal and state securities laws of the United States, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended.

Termination; Expiration Date:  The expiration date for an RTU (the “Expiration Date”) will be determined as follows: If Participant’s status as a Service Provider is terminated for any reason prior to the RTUs becoming Vested RTUs, including prior to the occurrence of a Liquidity Event, then any RTUs that have not service-vested will automatically expire on the termination date.  All RTUs will automatically expire as of the Liquidity Event Deadline, regardless of whether Participant has service-vested in any RTUs, or whether Participant remains a Service Provider, if no Liquidity Event has occurred by such date.

Example:  Assume a Participant is awarded 100 RTUs on January 1, 2019.  On January 1, 2021, prior to the occurrence of a Liquidity Event, Participant ceases to be a Service Provider.  As of the termination date Participant will forfeit 50 RTUs that have not service-vested and retain 50 RTUs that have service-vested.  If a Liquidity Event occurs on January 1, 2022, Participant will have satisfied both vesting conditions as to 50 RTUs, which will vest on such date.

Example:  Assume the same facts as the previous example, except Participant does not terminate service.  On January 1, 2022 Participant will vest as to 75 RTUs.  Each quarterly vesting date thereafter, Participant will vest in an additional 1/16th of the RTUs if Participant remains a Service Provider through each such service-vesting date.

II.                                   TERMS AND CONDITIONS OF RESTRICTED TOKEN UNITS

1.                                      Definitions.  As used herein, the following definitions shall apply:

a.              “Administrator” means the Board or any of its committees as shall be administering this Agreement.

b.              “Agreement” means this Restricted Token Unit agreement between the Company and Participant evidencing the terms and conditions of this Restricted Token Unit grant.

c.               “Applicable Laws” means any applicable legal requirements relating to the administration of or issuance of equity awards, including, without limitation, United States federal and state securities laws, the Code or the requirements of any Token exchange or quotation system on which the Tokens are listed or quoted.

d.              “Approved Modification” means any modification to the code implementing the Tokens that is approved of by the Board.

e.               “Blockstack” means Blockstack PBC.

f.                “Board” means the Board of Directors of Blockstack.

g.               “Code” means the United States Internal Revenue Code of 1986, as amended.

h.              “Company” means Blockstack PBC

i.                  “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity

j.                 “Director” means any member of the Board.

k.              “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary.

l.                  “Fair Market Value” means as of any date, the value of Tokens determined as follows:

(i)                                     If the Tokens are listed on any established exchange or a national market system, its Fair Market Value will be the closing sales price for such Token (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination; or

(ii)                                  In the absence of an established market for the Tokens, the Fair Market Value thereof shall be determined in good faith by the Board.

m.                      “Parent” means any corporation or other entity that owns or controls, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock or ownership interests of the Company.

n.                          “Restricted Token Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Token granted pursuant to this Agreement.  The Restricted Token Unit represents an unfunded and unsecured obligation of the Company.

o.                          “Section 409A” means Section 409A of the Code, and any official guidance issued thereunder, as each may be amended from time to time.

p.                          “Service Provider” means an Employee, Director or Consultant.

q.                          “Subsidiary” means any corporation or other entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock or ownership interests of such corporation or entity.

r.                             “Token” means a Stacks Token, as currently implemented on the Blockstack network through the code available at https://github.com/blockstack/blockstack-core/blob/feature/token-v1/blockstack/lib/nameset/db.py, including any Approved Modifications thereto, or as otherwise adjusted pursuant Section 13 below.

2.                                      Grant.  The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”) an award of Restricted Token Units, subject to all of the terms and conditions in this Agreement.

3.                                      Payment after Vesting.  Each Restricted Token Unit represents the right to receive a Token.  Unless and until the Restricted Token Units have vested in the manner set forth in Section 4, Participant will have no right to payment of any such Restricted Token Units.  Prior to actual payment of any vested Restricted Token Units, such Restricted Token Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  In no event will any payment with respect to Restricted Token Units be made to Participant prior to a Liquidity Event.  Subject to Section 7, Vested RTUs will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in Tokens. Vested RTUs shall be settled in Tokens as soon as practicable after vesting, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year that includes the vesting date.  In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Token Units payable under this Agreement.

4.                                      Vesting Schedule; Forfeiture.  Restricted Token Units will vest in accordance with the vesting schedule set forth in the Notice of Grant.  Upon the Liquidity Event Deadline, as defined in the Notice of Grant, RTUs that have not become Vested RTUs shall be forfeited at no cost to the Company and Participant will have no further rights thereunder.

5.                                      Withholding of Taxes.  Notwithstanding any contrary provision of this Agreement, no Tokens will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Tokens.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Tokens or cash having a Fair Market Value equal to the amount required to be withheld, or (c) selling a sufficient number of such Tokens otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Tokens otherwise deliverable to Participant.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Token Units otherwise are scheduled to vest pursuant to Section 4, Participant will permanently forfeit such Restricted Token Units and any right to receive Tokens thereunder and the Restricted Token Units will be returned to the Company at no cost to the Company.

6.                                      Rights as Tokenholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a holder in respect of any Tokens deliverable hereunder unless and until such Tokens will have been issued, recorded on the records of the Company, and delivered to Participant.

7.                                      No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

8.                                      Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to Blockstack at 101 W. 23rd Street, Suite 224, New York, New York 10011, or at such other address as Blockstack may hereafter designate in writing.

9.                                      Transfer Between Locations.  Participant will not cease to be Service Provider in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Parent or Subsidiaries.

10.                               Grant is Not Transferable.  This grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11.                               Adjustments. In the event of any distribution (whether in the form of cash, Tokens, other securities, or other property), Token split, exchange or other Approved Modification of Tokens, the Administrator will adjust the number and class of Tokens that may be delivered under the Agreement if any such adjustment is necessary  in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Agreement.  No adjustments will be made to the number of Tokens to be delivered in connection with this grant in connection with any hard fork that is not an Approved Modification.

12.                               Additional Conditions to Issuance of Tokens.  Where the Company determines that the delivery of the payment of any Tokens will violate Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Tokens will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13.                               Administrator Authority.  The Administrator will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Token Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.

14.                               Modifications.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Modifications to this Agreement can be made only in a written agreement executed by a duly authorized officer of the Company.  To the extent Section 409A is applicable to this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without consent of the Participant, to comply with Section 409A.

15.                               Investment Representations. In the event that the sale of the Tokens to Participant is not registered under the Securities Act of 1933at the time the Restricted Token Units are paid to Participant, Participant will, if required by the Company, concurrently with the receipt of all or any portion of this Restricted Token Unit Award, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit A.

16.                               General. The Participant acknowledges that there are substantial restrictions on the transferability of the Tokens, and there will initially be no public market for the Tokens, unless and until the Company determines that the Tokens are not securities or they are registered for sale on a registered U.S. securities exchange or alternative trading system.  There is a substantial risk that the Tokens will not become transferable prior to the Liquidity Event Deadline and the Restricted Token Units will be forfeited without consideration under the terms of this Agreement.

17.                               Released Tokens.  No Tokens purchased pursuant to this Agreement, nor any beneficial interest in such Tokens, shall be sold, gifted, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Participant or any subsequent transferee, other than in compliance with Applicable Laws.

18.                               Compliance with Applicable Law.  In the event that the Company makes the reasonable determination that for any reason delivery of the Tokens under this Agreement will violate or has violated any applicable law, the Company may terminate this Agreement, and the Participant will not receive any Tokens under it.  The Participant may be required to return any Tokens that have been distributed to the Participant previously under this Agreement, if the Company determines that the previous distribution was in violation of applicable law.

19.                               Acceptance of Agreement; Conditions. The Participant understands and agrees that this Token purchase is made subject to the terms and conditions contained in this Agreement, as well as the in the Risk Factors set forth in the Regulation A offering circular for Tokens sold by the Company (attached) and the Participant hereby acknowledges having received, read and fully understood the foregoing.

20.                               Compliance With Section 409A of the Code.  This Agreement is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or to otherwise comply with Section 409A, so that none of the Restricted Token Units provided under this Agreement or Tokens issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding any contrary provision of this Agreement, under no circumstances will the Company reimburse Participant for any taxes or other costs under Section 409A or any other tax law or rule.

21.                               Governing Law.  This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflict of law principles thereof.

22.                               Binding Effect.  By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this award of Restricted Token Units is granted under and governed by the terms and conditions of this Agreement.  Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Participant and the Company have entered into this Restricted Token Unit Agreement as of the date first listed above.

PARTICIPANT	BLOCKSTACK PBC

Signature	By

Print Name	Title

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT           :                                            [              ]

COMPANY                                :                                            BLOCKSTACK PBC

SECURITY                                :                                            STACKS TOKENS (“Tokens”)

AMOUNT                                        :                                            [insert number of Tokens acquired]

DATE                                                              :                                            [                    ]

In connection with the acquisition of the above-listed Tokens, I, the undersigned participant, represent to the Company as follows:

1.              The Company may rely on these representations. I understand that the Company’s transfer of the Tokens to me has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the Company believes, relying in part on my representations in this document, that an exemption from such registration requirement is available for such sale. I understand that the availability of this exemption depends, in part, upon the representations I am making to the Company in this document being true and correct.

2.              I am acquiring Tokens for investment. I am acquiring the Tokens solely for investment purposes, and not for further distribution. My entire legal and beneficial ownership interest in the Tokens is being acquired and shall be held solely for my account, except to the extent I intend to hold the Tokens jointly with my spouse. I am not a party to, and do not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the Tokens. My investment intent is not limited to my present intention to hold the Tokens for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the Tokens, or for any other fixed period in the future.

3.              I can protect my own interests. I can properly evaluate the merits and risks of an investment in the Tokens and can protect my own interests in this regard, whether by reason of my own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom I have consulted, or my preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4.              I am informed about the Company. I am sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Tokens. I have had an opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and have received all information I deem appropriate for assessing the risk of an investment in the Tokens.

5.              I recognize my economic risk. I realize that the purchase of the Tokens involves a high degree of risk, and that the Company’s future prospects are uncertain. I am able to hold the Tokens indefinitely if required, and am able to bear the loss of my entire investment in the Tokens.

6.              I know that the Tokens are restricted securities. I understand that the Tokens are “restricted securities” in that the Company’s sale of the Tokens to me has not been registered under the Securities Act in reliance upon an exemption for non-public offerings. In this regard, I also understand and agree that:

A.                                    I must hold the Tokens indefinitely, unless any subsequent proposed resale by me is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144); and

B.                                    the Company is under no obligation to register any subsequent proposed resale of the Tokens by me.

7.              I am familiar with Rule 701 and Rule 144. I am familiar with the provisions of Rule 701 and Rule 144, each adopted under the Securities Act, which, in substance, permit limited public resales of “restricted securities” like the Tokens acquired from an issuer in a non-public offering subject to satisfaction of certain restrictions.  Rule 701 provides that if the issuer qualifies under Rule 701 at the time of grant of the Tokens, the exercise shall be exempt from registration under the Securities Act.  I understand that my ability to sell the Tokens under Rule 144 in the future is uncertain, and may depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than a specified period after my purchase and full payment (within the meaning of Rule 144) for the Tokens; and (iii) if I am an affiliate of the Company (A) the sale being made in an unsolicited “broker’s transaction,” transactions directly with a market maker or riskless principal transactions, as those terms are defined under the Securities Exchange Act of 1934, as amended, (B) the amount of Tokens being sold during any three-month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

8.              I know that Rule 144 may never be available. I understand that the requirements of Rule 144 may never be met, and that the Tokens may never be saleable under the rule. I further understand that at the time I wish to sell the Tokens, there may be no public market for the Tokens upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which may preclude me from selling the Tokens under Rule 144 even if the relevant holding period had been satisfied.

9.              I know that I am subject to further restrictions on resale. I understand that in the event Rule 701 and Rule 144 are not available to me, any future proposed sale of any of the Tokens by me will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) my written notice to the Company containing detailed information regarding the proposed sale, (ii) my providing an opinion of my counsel to the effect that such sale will not require registration, and (iii) the Company notifying me in writing that its counsel concurs in such opinion. I understand that neither the Company nor its counsel is obligated to provide me with any such opinion. I understand that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

10.       I know that I may have tax liability due to the uncertain value of the Tokens. I understand that the board of directors believes its valuation of the Tokens represents a fair appraisal of their worth, but that it remains possible that, with the benefit of hindsight, the Internal Revenue Service (“IRS”) may successfully assert that the value of the Tokens on the date of my purchase is substantially greater than the board of directors’ appraisal. I understand that any additional value ascribed to the Tokens by such an IRS determination will constitute ordinary income to me as of the purchase date, and that any additional taxes and interest due as a result will be my sole responsibility payable only by me, and that the Company need not and will not reimburse me for that tax liability.

11.       I understand that if the Company determines that my receipt of the Tokens is unlawful, I will not receive the Tokens.  In the event that the Company determines that for any reason delivery of the Tokens to me will violate any applicable law, the Company may terminate this Agreement and I will not receive any Tokens under it.  I may be required to return any Tokens previously delivered to me.

12.       No “bad actor” disqualification events. Neither I nor any person that would be deemed a beneficial owner of the Tokens (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the purchase or acquisition of the Tokens, in writing in reasonable detail to the Company.

By signing below, I acknowledge my agreement with each of the statements contained in this Investment Representation Statement as of the date first set forth above, and my intent for the Company to rely on such statements in issuing the Tokens to me.

PARTICIPANT

Signature

Print Name

Date

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